Exhibit 10.1

EXECUTION VERSION

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”) is entered into as of July 27, 2015, by and between Beacon Roofing Supply, Inc., a Delaware corporation (“Parent”), and CD&R Roadhouse Holdings, L.P., a Cayman exempted limited partnership (the “CD&R Stockholder”). Capitalized terms used herein shall have the meaning assigned to such terms in the Merger Agreement (as defined below).

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (as such agreement may be amended from time to time, the “Merger Agreement”), by and among the Parent, Beacon Leadership Acquisition I, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent and Beacon Leadership Acquisition II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Parent, and CDRR Investors, Inc., a Delaware Corporation, the CD&R Stockholder has agreed to acquire from the Parent, and the Parent has agreed to issue to the CD&R Stockholder, a certain number of shares of Parent Stock (capitalized terms used in this Agreement and not otherwise defined have the meanings specified in the Merger Agreement); and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Parent and the CD&R Stockholder desire to provide for certain rights and restrictions on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1.       Lock-Up Period. In order to induce Parent to consummate the transactions contemplated by the Merger Agreement, the undersigned hereby agrees that, from the date hereof until the 180th day after the Closing Date (the “Lock-Up Period”), the CD&R Stockholder and each of its Affiliates (the “CD&R Investors”) shall not: (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Exchange Act”), with respect to the Parent Stock received pursuant to the Merger Agreement (such shares, collectively, the “Lock-up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b). The CD&R Stockholder hereby authorizes Parent during the Lock-Up Period to cause its transfer agent for the Lock-up Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Lock-up Shares for which the CD&R Stockholder is the record holder.

2.           Registration Rights Agreement. On the Closing Date, simultaneously with the Closing, Parent and the CD&R Stockholder shall execute and deliver a counterpart signature page to the Registration Rights Agreement, to be dated as of the Closing Date, by and between Parent and the CD&R Stockholder, in the form attached hereto as Exhibit A.

3.           Representation on the Parent Board.

(a)          From and after the Closing, until such time as the CD&R Investors collectively no longer hold a number of shares of Parent Stock equal to (i) at least 50% of the Parent Stock received by the CD&R Stockholder pursuant to the Merger Agreement (adjusted for subdivisions, stock-splits, combinations, recapitalizations or similar events), the CD&R Stockholder shall be entitled to designate two persons, who shall be Partners, Managing Directors, Advisors or Principals of a CDR Fund or any Affiliated Fund (as defined below), to serve on the Parent Board (the “Shareholder Designees” and each a “Shareholder Designee”) and (ii) at least 10% (but less than 50%) of the Parent Stock received by the CD&R Stockholder pursuant to the Merger Agreement (adjusted for subdivisions, stock-splits, combinations, recapitalizations or similar events), the CD&R Stockholder shall be entitled to designate one Shareholder Designee. At such time that the CD&R Stockholder is no longer entitled to designate one or both Shareholder Designees pursuant to the previous sentence, the CD&R Stockholder shall promptly cause one or both Shareholder Designees, as applicable, to offer to resign from the Parent Board. The Shareholder Designees shall initially be those persons named on Schedule 5.11 to the Merger Agreement. A Person that is a Shareholder Designee shall remain and be regarded as a Shareholder Designee for purposes of this Agreement for the remainder of such Person’s term on the Parent Board or, if earlier, death or resignation.

(b)          Parent shall take such actions as are necessary to cause the Shareholder Designees to be nominated as members of the Parent Board and shall, subject to applicable Law, include in any proxy statement prepared, used, delivered or publicly filed by Parent to solicit the vote of its stockholders in connection with any such meeting the recommendation of the Board that stockholders of Parent vote in favor of the Shareholder Designees and solicit votes in favor of the election of the Shareholder Designees to Parent’s Board consistent with Parent’s efforts to solicit votes in favor of the election of Parent’s other nominees to Parent’s Board.

(c)          Parent, the CD&R Stockholder and each Shareholder Designee shall enter into a confidentiality and non-disclosure agreement on reasonably acceptable terms pursuant to which a Shareholder Designee shall be permitted to disclose confidential or non-public information received by such Shareholder Designee in its capacity as a member of the Parent Board to representatives of the CD&R Stockholder.

4.           Restrictive Covenants. For so long as the CD&R Stockholder is entitled to designate at least one Shareholder Designee pursuant to Section 3 and for six (6) months thereafter, the CDR Parties shall not, and shall cause their respective Affiliates and all other investment funds or Persons controlled or managed by any of the general partners of the CDR Funds, Clayton Dubilier & Rice, LLC or their respective Affiliates (an “Affiliated Fund”) not to, directly or indirectly:

(i)          solicit for employment, employ or attempt to employ or divert any senior management-level employee of any Group Company as of the date hereof; provided that the CD&R Stockholder and its Affiliates may (A) engage in general solicitations of employment (including through search firms) not specifically directed at such employees and (B) solicit for employment or employ or attempt to employ any Person who is no longer employed by any Group Company or Parent at such time; or

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(ii)         engage or participate, as an owner, investor, partner, member, shareholder or lender, in a business primarily engaged in the distribution of roofing materials anywhere in the United States or Canada.

Notwithstanding the foregoing, the restrictions set forth in this Section 4 shall not apply to any portfolio company of the CDR Funds or any Affiliated Fund (or any controlled Affiliate of any such portfolio company), except to the extent the CDR Funds or any Affiliated Fund (other than their respective portfolio companies or controlled Affiliates thereof) either directs or causes such portfolio company (or controlled Affiliate) to take an action that would be a breach of this Section 4 if the CDR Parties had taken such action. The CD&R Stockholder and CDR Funds shall not, and shall cause the Affiliated Funds not to, vote in their capacity as equityholders in favor of, or fail to exercise a contractual veto right over, an action by such portfolio company (or controlled Affiliate) that would be a breach of this Section 4 if the CDR Parties had taken such action.

5.           Release. Effective as of the Closing, each CDR Fund hereby irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees from and against any and all Released Claims, whether at law or in equity, that such Releasing Party may have had in the past or may have at any time up to and including the Closing Date against any of the Releasees, directly or indirectly relating to or arising out of any events, matters, causes, things, acts, omissions or conduct occurring or existing at any time up to and including the Closing Date relating directly or indirectly to such Releasing Party’s status as a director, (direct or indirect) stockholder or optionholder of the Group Companies; provided, however, that such Releasing Party is not releasing (i) any rights available to it under this Agreement (including the Registration Rights Agreement that is an exhibit hereto), the Merger Agreement, any Ancillary Document or any agreement entered into by such Releasing Party in connection with the Closing or (ii) any rights available to it under any Related Party Agreement to the extent such agreement is not terminated pursuant to Section 5.14 of the Merger Agreement.

6.           Miscellaneous.

(a)          Termination. The provisions of this Agreement shall terminate upon the earlier to occur of its termination by the written agreement of all parties hereto or their respective successors in interest and the termination of the Merger Agreement prior to Closing. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

(b)          Amendments and Waivers. This Agreement may be amended or modified only by a written agreement executed and delivered by each party hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any waiver granted under this Agreement shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

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(c)          Successors, Assigns and Transferees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns who agree in writing to be bound by the provisions of this Agreement.

(d)          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

To Parent:

Beacon Roofing Supply, Inc.
505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170
Attention:	Joe Nowicki
Facsimile:	(703) 437-1919
E-mail:	jnowicki@becn.com

with a copy (which shall not constitute notice) to:

Beacon Roofing Supply, Inc.
5244 River Road, Second Floor
Bethesda, Maryland 20816
Attention:	Ross D. Cooper
Facsimile:	(301) 272-2125
E-mail:	rcooper@becn.com

To the CD&R Stockholder:

c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue
18th Floor
New York, New York 10152
Attention:	Nate Sleeper
JL Zrebiec
Facsimile:	(212) 407-5252

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with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:	Margaret Andrews Davenport
Michael A. Diz
Facsimile:	(212) 909-7667
(212) 909-6836
E-mail:	madavenport@debevoise.com
madiz@debevoise.com

or, in each case, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto

(e)          Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

(f)          Entire Agreement; No Third Party Beneficiaries. This Agreement together with the Merger Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersede any prior discussions, correspondence, negotiation, proposed term sheet, agreement, understanding or agreement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement and (ii) is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

(g)          Additional Provisions. The provisions of Sections 1.2, 8.4, 8.8, 8.11, 8.13, 8.14 and 8.15 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be duly executed on its behalf as of the date first written above.

BEACON ROOFING SUPPLY, INC.

By:	/s/ Ross D. Cooper
Name: Ross D. Cooper
Title: Sr. Vice President, General Counsel and Secretary

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be duly executed on its behalf as of the date first written above.

CD&R Roadhouse Holdings, L.P.
By: CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

CLAYTON, DUBILIER & RICE FUND VIII, L.P.
By: CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

CD&R FRIENDS & FAMILY FUND VIII, L.P.
By: CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

CD&R ADVISOR FUND VIII CO-INVESTOR, L.P.
By: CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

[Signature Page to Investment Agreement]

Exhibit A
Registration Rights Agreement

See attached.